NEWS RELEASE
Exhibit 99.1
FOR RELEASE: IMMEDIATE
GATX CORPORATION REPORTS 2014 FOURTH-QUARTER AND FULL-YEAR RESULTS

•	2014 earnings per diluted share a record $4.48

•	Full-year 2014 Lease Price Index renewal rate change 38.8%

•	2015 earnings per diluted share expected to be in the range of $5.15 - $5.35
CHICAGO, IL, January 22, 2015 - GATX Corporation (NYSE:GMT) today reported 2014 fourth-quarter net income of $58.5 million or $1.30 per diluted share, compared to net income of $53.3 million or $1.14 per diluted share in the fourth quarter of 2013.
Net income for the full year 2014 was $205.0 million or $4.48 per diluted sha,re, compared to net income of $169.3 million or $3.59 per diluted share in the prior year. The 2013 results include benefits from Tax Adjustments and Other Items of $4.5 million or $.09 per diluted share. Details related to the Tax Adjustments and Other Items are provided in the attached Supplemental Information.
Brian A. Kenney, president and chief executive officer of GATX, said, “In 2014, North American tank car demand remained near record levels and freight car demand improved materially as the year progressed. We capitalized on this environment by continuing to lock in attractive lease rates while also lengthening lease terms. For the full year 2014, this led to GATX’s Lease Price Index (“LPI”) experiencing a positive 38.8% renewal rate change and an average renewal term of 66 months. Fleet utilization exceeded 99% at the end of the year, and our renewal success rate was more than 85%.
“This operating performance enabled us to continue to build our high-quality, committed cash flow. At the end of 2014, Rail North America’s committed cash flows were $3.6 billion, up nearly $400 million from the prior year.
“Despite increasingly high railcar values, we executed on a number of attractive opportunities to grow the North American fleet. We invested more than $800 million in North America in 2014, a record level, and further diversified our position across a variety of end markets with the acquisition of 18,500 boxcars. We also entered into a new four-year supply agreement that begins in 2016, adding to our ability to meet our customers’ railcar needs in the future.
“GATX Rail Europe invested more than $150 million in new railcars as we continue to work with customers to replace older, less efficient railcars in their fleets. American Steamship Company (“ASC”) moved more cargo in

2014 than in the prior year, as expected, but segment profit was negatively impacted by operating inefficiencies due to extreme icing conditions on the Great Lakes early in the season. The Rolls-Royce and Partners Finance (“RRPF”) joint ventures were the biggest contributors to Portfolio Management’s segment performance, as the spare aircraft engine leasing business continues to have strong operating results.”
Mr. Kenney continued, “In 2015, we expect Rail North America’s segment profit to increase, primarily driven by higher lease revenue as we continue to renew expiring leases at higher lease rates across many car types. We also expect modest improvement in Rail International’s segment profit in 2015. ASC anticipates stable customer demand and a more normal start to the shipping season in the coming year, resulting in improved segment profit in 2015. Within Portfolio Management, we anticipate another solid year from the RRPF affiliates and the inland marine barges.
“We are optimistic about the year ahead. We will continue to benefit from the diversity of our fleet, the rate and term structure of our North American lease portfolio, the strength of our committed cash flows, and the attractive investments made in recent years. We expect 2015 earnings per diluted share to be in the range of $5.15 to $5.35, which would be another record year for GATX.”
Mr. Kenney concluded, “Regulations for tank cars in flammable liquid service should be finalized in the coming months in both the United States and Canada. We have not incorporated any related regulatory compliance costs into our earnings estimate, as we cannot predict the potential costs or timing of pending regulatory changes.”
RAIL NORTH AMERICA
Rail North America reported segment profit of $83.7 million in the fourth quarter of 2014, compared to $75.2 million in the fourth quarter of 2013. The improvement in quarterly segment profit was driven by increased lease revenue resulting from higher lease rates and positive contributions from the recently acquired boxcar fleet, partially offset by lower asset remarketing income.
Full-year segment profit was $321.0 million in 2014, compared to $231.6 million in 2013. Several items contributed to this increase in segment profit, including higher lease revenue, positive contributions from the recently acquired boxcar fleet, and lower financing costs. These positive elements were partially offset by increased maintenance expense, due in part to expected compliance work.
At December 31, 2014, Rail North America’s wholly owned fleet comprised more than 126,000 cars, including approximately 19,000 boxcars. The following fleet statistics exclude the boxcar fleet.
Fleet utilization was 99.2%, up from 98.8% at the end of the prior quarter and 98.5% at 2013 year end. During the fourth quarter of 2014, GATX’s Lease Price Index (“LPI”), a weighted-average lease renewal rate for a group of railcars representative of Rail North America's fleet, increased 39.2% over the weighted-average expiring lease rate. This compares to a 46.9% increase in the prior quarter and a 37.1% increase in the fourth quarter 2013. The average lease renewal term for cars included in the LPI during the fourth quarter was 67 months, compared to 68 months in the third quarter and 60 months in the fourth quarter of 2013. For full-year 2014, the LPI increased 38.8% and railcars in the LPI had an average renewal term of 66 months, compared to an increase of 34.5% and average renewal term of 62 months in 2013.

Rail North America's investment volume in 2014 was more than $800 million, including the acquisition of approximately 18,500 boxcars for $340 million. Asset remarketing income was $62.6 million, as secondary market activity was robust.
Additional fleet statistics, including information on the boxcar fleet and macroeconomic data related to Rail North America’s business, are provided on the last page of this press release.
RAIL INTERNATIONAL
Rail International's segment profit was $18.9 million in the fourth quarter of 2014, compared to $19.6 million in the fourth quarter of 2013. The decrease in quarterly segment profit was driven by lower lease revenues and increased maintenance costs at GATX Rail Europe (“GRE”). While more railcars were on lease during the quarter, the lower euro to US dollar exchange rate negatively affected lease revenues.
Rail International reported segment profit of $78.7 million in 2014, compared to $97.4 million in 2013. The 2013 full-year results include the pre-tax benefit from Other Items of $17.0 million. The decline in segment profit was primarily driven by the absence of income from GATX’s interest in a joint venture that was sold during the third quarter of 2013.
At the end of 2014, GATX Rail Europe's fleet consisted of approximately 22,000 cars. Utilization was 95.9%, compared to 95.1% at the end of the third quarter and 96.6% at 2013 year end. Investment volume in 2014 at Rail International was more than $160 million, primarily for new tank cars in Europe.
Additional fleet statistics for GATX Rail Europe are provided on the last page of this press release.
AMERICAN STEAMSHIP COMPANY
American Steamship Company (“ASC”) reported segment profit of $10.2 million in the fourth quarter of 2014, compared to $5.1 million in the fourth quarter 2013. Segment profit improved as two additional vessels operated in 2014, shipping more tonnage at favorable rates. Additionally, operations in the fourth quarter of 2013 were hindered by ice on the Great Lakes relative to conditions in the 2014 fourth quarter.
Segment profit for full-year 2014 was $27.3 million, compared to $28.9 million in 2013. The decline in annual segment profit was due to significant weather delays early in the 2014 sailing season and increased maintenance expense as two additional vessels were deployed in the current year.
ASC operated 15 of its 17 vessels during the year and transported 30.5 million net tons of cargo, compared to 13 vessels which carried 28.8 million net tons in 2013. Water levels on the Great Lakes were above recent averages in 2014, contributing to the increased cargo carried.
PORTFOLIO MANAGEMENT
Portfolio Management reported segment profit of $28.1 million in the fourth quarter of 2014 compared to $26.9 million in the fourth quarter of 2013. The increase in quarterly segment profit was primarily due to increased asset remarketing income and improved demand for inland marine barges, partially offset by lower asset remarketing income from the RRPF affiliates. For full-year 2014, Portfolio Management reported segment profit of $68.2 million compared to $74.4 million in 2013. The decrease in annual segment profit was driven by lower asset remarketing income.
COMPANY DESCRIPTION
GATX Corporation (NYSE:GMT) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. With the largest railcar lease fleet in the world, GATX has been providing quality railcars and services to its customers for more than 115 years. GATX has been headquartered in Chicago, Illinois, since its founding in 1898. For more information, please visit the Company's website at www.gatx.com.
TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2014 fourth-quarter and full-year results. Call details are as follows:
Thursday, January 22, 2015
11:00 A.M. Eastern Time
Domestic Dial-In: 1-877-865-1968
International Dial-In: 1-719-325-4776
Replay: 1-888-203-1112 or 1-719-457-0820 /Access Code: 5205199

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.
FORWARD-LOOKING STATEMENTS
Certain statements in this document may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. These statements refer to information that is not purely historical, such as estimates, projections and statements relating to our business plans, objectives and expected operating results, and the assumptions on which those statements are based. Some of these statements may be identified by words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project” or other similar words. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the SEC, that could cause actual results or developments to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to: (1) changes in regulatory requirements for tank cars in crude, ethanol, and other flammable liquid commodity service; (2) competitive factors in our primary markets, including lease pricing and asset availability; (3) weak economic conditions, financial market volatility, and other factors that may negatively affect the rail, marine, and other industries served by us and our customers; (4) inability to maintain satisfactory lease rates or utilization levels for our assets, or increased operating costs in our primary operating segments; (5) changes to laws, rules, and regulations applicable to GATX and our rail, marine, and other assets, or failure to comply with those laws, rules and regulations; (6) operational disruption and increased costs associated with compliance maintenance programs and other maintenance initiatives; (7) financial and operational risks associated with long-term railcar purchase commitments; (8) deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs; (9) unfavorable conditions affecting certain assets, customers or regions where we have a large investment; (10) risks related to our international operations and expansion into new geographic markets; (11) inadequate allowances to cover credit losses in our portfolio or declines in the credit quality of our customer base; (12) impaired asset charges that may result from weak economic or market conditions, changes to laws, rules, and regulations affecting our assets, events related to particular customers or asset types, or portfolio management decisions we implement; (13) environmental remediation costs or a negative outcome in our pending or threatened litigation; (14) our inability to obtain cost-effective insurance; (15) operational and financial risks related to our affiliate investments, particularly where certain affiliates may contribute significantly to our consolidated operating profit; (16) reduced opportunities to generate asset remarketing income; (17) failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees.
Given these risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis, judgment, belief or expectation only as of the date hereof. We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.
FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Jennifer Van Aken
312-621-6689
jennifer.vanaken@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(1/22/15)

--Tabular Follows-

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Revenues
Lease revenue	$282.6	$252.3	$1,086.6	$975.2
Marine operating revenue	97.5	84.3	286.3	275.1
Other revenue	21.3	20.0	78.1	70.7
Total Revenues	401.4	356.6	1,451.0	1,321.0
Expenses
Maintenance expense	94.3	76.1	337.0	294.0
Marine operating expense	63.4	57.3	197.8	189.8
Depreciation expense	71.8	68.4	273.5	255.0
Operating lease expense	27.1	32.0	108.7	129.4
Other operating expense	7.6	6.9	28.9	26.1
Selling, general and administrative expense	55.9	48.5	189.2	178.3
Total Expenses	320.1	289.2	1,135.1	1,072.6
Other Income (Expense)
Net gain on asset dispositions	24.6	25.8	87.2	85.6
Interest expense, net	(38.8)	(41.4)	(158.4)	(166.6)
Other expense	(2.1)	0.2	(13.5)	(8.4)
Income before Income Taxes and Share of Affiliates’ Earnings	65.0	52.0	231.2	159.0
Income Taxes	(21.4)	(17.6)	(75.7)	(65.5)
Share of Affiliates’ Earnings (net of tax)	14.9	18.9	49.5	75.8
Net Income	$58.5	$53.3	$205.0	$169.3

Share Data
Basic earnings per share	$1.32	$1.16	$4.55	$3.64
Average number of common shares	44.2	46.1	45.0	46.4
Diluted earnings per share	$1.30	$1.14	$4.48	$3.59
Average number of common shares and common share equivalents	44.9	46.8	45.8	47.1
Dividends declared per common share	$0.33	$0.31	$1.32	$1.24

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	December 31	December 31
	2014	2013
Assets
Cash and Cash Equivalents	$209.9	$379.7
Restricted Cash	14.5	20.3
Receivables
Rent and other receivables	86.0	80.1
Loans	97.3	122.7
Finance leases	174.7	207.3
Less: allowance for losses	(5.7)	(5.2)
	352.3	404.9

Operating Assets and Facilities	8,143.5	7,390.7
Less: allowance for depreciation	(2,455.5)	(2,320.4)
	5,688.0	5,070.3

Investments in Affiliated Companies	357.7	354.3
Goodwill	86.1	94.6
Other Assets	229.0	225.5
Total Assets	$6,937.5	$6,549.6
Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$165.9	$159.6
Debt
Commercial paper and borrowings under bank credit facilities	72.1	23.6
Recourse	4,179.9	3,765.9
Nonrecourse	15.9	72.6
Capital lease obligations	6.3	8.9
	4,274.2	3,871.0

Deferred Income Taxes	937.3	891.4
Other Liabilities	246.1	230.6
Total Liabilities	5,623.5	5,152.6
Total Shareholders’ Equity	1,314.0	1,397.0
Total Liabilities and Shareholders’ Equity	$6,937.5	$6,549.6

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2014
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$228.4	$45.8	$1.0	$7.4	$—	$282.6
Marine operating revenue	—	—	77.8	19.7	—	97.5
Other revenue	17.0	3.6	—	0.7	—	21.3
Total Revenues	245.4	49.4	78.8	27.8	—	401.4
Expenses
Maintenance expense	73.3	11.8	9.2	—	—	94.3
Marine operating expense	—	—	51.3	12.1	—	63.4
Depreciation expense	49.7	11.7	4.7	5.7	—	71.8
Operating lease expense	25.5	—	1.7	—	(0.1)	27.1
Other operating expense	5.8	1.5	—	0.3	—	7.6
Total Expenses	154.3	25.0	66.9	18.1	(0.1)	264.2
Other Income (Expense)
Net gain (loss) on asset dispositions	19.2	0.2	(0.1)	5.3	—	24.6
Interest expense, net	(24.4)	(6.3)	(1.4)	(5.6)	(1.1)	(38.8)
Other (expense) income	(2.5)	0.7	(0.2)	(0.1)	—	(2.1)
Share of affiliates’ earnings (pretax)	0.3	(0.1)	—	18.8	—	19.0
Segment Profit (Loss)	$83.7	$18.9	$10.2	$28.1	$(1.0)	$139.9
Selling, general and administrative expense						55.9
Income taxes (includes $4.1 related to affiliates’ earnings)						25.5
Net Income						$58.5
Selected Data:
Investment Volume	$149.9	$36.4	$1.5	$15.3	$1.9	$205.0
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$16.9	$—	$—	$4.6	$—	$21.5
Residual sharing income	0.7	—	—	0.7	—	1.4
Non-remarketing disposition gains (1)	2.3	0.4	(0.1)	—	—	2.6
Asset impairment	(0.7)	(0.2)	—	—	—	(0.9)
Total Net Gain on Asset Dispositions	$19.2	$0.2	$(0.1)	$5.3	$—	$24.6

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2014
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$864.1	$188.6	$4.2	$29.7	$—	$1,086.6
Marine operating revenue	—	—	223.0	63.3	—	286.3
Other revenue	63.4	10.3	—	4.4	—	78.1
Total Revenues	927.5	198.9	227.2	97.4	—	1,451.0
Expenses
Maintenance expense	265.5	45.9	25.6	—	—	337.0
Marine operating expense	—	—	149.2	48.6	—	197.8
Depreciation expense	190.0	47.1	13.6	22.8	—	273.5
Operating lease expense	103.7	—	5.2	—	(0.2)	108.7
Other operating expense	21.9	5.1	—	1.9	—	28.9
Total Expenses	581.1	98.1	193.6	73.3	(0.2)	945.9
Other Income (Expense)
Net gain (loss) on asset dispositions	72.3	6.0	(0.5)	9.4	—	87.2
Interest expense, net	(98.4)	(24.7)	(5.6)	(24.3)	(5.4)	(158.4)
Other (expense) income	(7.2)	(3.1)	(0.2)	(1.2)	(1.8)	(13.5)
Share of affiliates’ earnings (pretax)	7.9	(0.3)	—	60.2	—	67.8
Segment Profit (Loss)	$321.0	$78.7	$27.3	$68.2	$(7.0)	$488.2
Selling, general and administrative expense						189.2
Income taxes (includes $18.3 related to affiliates’ earnings)						94.0
Net Income						$205.0
Selected Data:
Investment Volume	$810.6	$163.6	$18.4	$32.3	$6.7	$1,031.6
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$57.4	$0.6	$—	$5.1	$—	$63.1
Residual sharing income	5.2	—	—	4.2	—	9.4
Non-remarketing disposition gains (1)	10.4	5.7	(0.1)	—	—	16.0
Asset impairment	(0.7)	(0.3)	(0.4)	0.1	—	(1.3)
Total Net Gain on Asset Dispositions	$72.3	$6.0	$(0.5)	$9.4	$—	$87.2

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended December 31, 2013
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$195.6	$48.0	$1.0	$7.7	$—	$252.3
Marine operating revenue	—	—	66.5	17.8	—	84.3
Other revenue	16.3	3.0	—	0.7	—	20.0
Total Revenues	211.9	51.0	67.5	26.2	—	356.6
Expenses
Maintenance expense	57.4	10.9	7.8	—	—	76.1
Marine operating expense	—	—	46.1	11.2	—	57.3
Depreciation expense	46.8	11.7	4.0	5.9	—	68.4
Operating lease expense	30.4	—	1.7	—	(0.1)	32.0
Other operating expense	4.5	1.7	—	0.7	—	6.9
Total Expenses	139.1	24.3	59.6	17.8	(0.1)	240.7
Other Income (Expense)
Net gain (loss) on asset dispositions	26.8	(0.1)	(1.3)	0.4	—	25.8
Interest expense, net	(25.5)	(6.4)	(1.4)	(7.0)	(1.1)	(41.4)
Other (expense) income	(0.9)	(0.6)	(0.1)	1.4	0.4	0.2
Share of affiliates’ earnings (pretax)	2.0	—	—	23.7	—	25.7
Segment Profit (Loss)	$75.2	$19.6	$5.1	$26.9	$(0.6)	$126.2
Selling, general and administrative expense						48.5
Income taxes (includes $6.8 related to affiliates’ earnings)						24.4
Net Income						$53.3
Selected Data:
Investment Volume	$156.5	$33.6	$0.2	$—	$2.5	$192.8
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$24.1	$0.3	$—	$0.2	$—	$24.6
Residual sharing income	0.2	—	—	0.8	—	1.0
Non-remarketing disposition gains (1)	3.0	0.9	—	—	—	3.9
Asset impairment	(0.5)	(1.3)	(1.3)	(0.6)	—	(3.7)
Total Net Gain on Asset Dispositions	$26.8	$(0.1)	$(1.3)	$0.4	$—	$25.8

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Twelve Months Ended December 31, 2013
(In millions)

	Rail N.A.	Rail Int’l	ASC	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$758.9	$180.2	$4.2	$31.9	$—	$975.2
Marine operating revenue	—	—	223.5	51.6	—	275.1
Other revenue	58.2	8.8	—	3.7	—	70.7
Total Revenues	817.1	189.0	227.7	87.2	—	1,321.0
Expenses
Maintenance expense	228.2	42.9	22.9	—	—	294.0
Marine operating expense	—	—	151.3	38.5	—	189.8
Depreciation expense	176.7	43.2	12.1	23.0	—	255.0
Operating lease expense	124.4	—	5.2	—	(0.2)	129.4
Other operating expense	18.4	5.3	—	2.4	—	26.1
Total Expenses	547.7	91.4	191.5	63.9	(0.2)	894.3
Other Income (Expense)
Net gain (loss) on asset dispositions	67.7	3.7	(1.3)	15.5	—	85.6
Interest expense, net	(106.0)	(23.9)	(6.2)	(26.7)	(3.8)	(166.6)
Other (expense) income	(9.8)	(1.1)	0.2	1.4	0.9	(8.4)
Share of affiliates’ earnings (pretax)	10.3	21.1	—	60.9	—	92.3
Segment Profit (Loss)	$231.6	$97.4	$28.9	$74.4	$(2.7)	$429.6
Selling, general and administrative expense						178.3
Income taxes (includes $16.5 related to affiliates’ earnings)						82.0
Net Income						$169.3
Selected Data:
Investment Volume	$502.4	$168.5	$11.2	$170.5	$7.0	$859.6
Net Gain on Asset Dispositions
Asset Remarketing Income:
Disposition gains on owned assets	$51.1	$0.3	$—	$8.6	$—	$60.0
Residual sharing income	3.4	—	—	7.4	—	10.8
Non-remarketing disposition gains (1)	14.5	6.2	—	—	—	20.7
Asset impairment	(1.3)	(2.8)	(1.3)	(0.5)	—	(5.9)
Total Net Gain on Asset Dispositions	$67.7	$3.7	$(1.3)	$15.5	$—	$85.6

(1) Includes scrapping gains.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except per share data)
Impact of Tax Adjustments and Other Items on Net Income:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Adjustments attributable to consolidated income:
GATX income taxes on sale of AAE (1)	$—	$—	$—	$(23.2)
Foreign tax credit carryforward (2)	—	—	—	3.9
Adjustments attributable to affiliates' earnings:
Pretax gain on sale of AAE (1)	—	—	—	9.3
Gains on interest rate swaps at AAE, net of taxes (3)	—	—	—	6.9
Income tax rate changes (4)	—	—	—	7.6
Total impact on net income	$—	$—	$—	$4.5

Total impact on diluted earnings per share	$—	$—	$—	$0.09

_________
(1) Aggregate after-tax impact of the Ahaus Alstätter Eisenbahn Cargo AG (“AAE”) sale, including the $3.9 million foreign credit carryforward, was a net loss of $10.0 million.
(2) Represents benefits attributable to the utilization of foreign tax credit carryforwards.
(3) Represents unrealized gains/losses on AAE interest rate swaps.
(4) Deferred tax adjustments due to an enacted statutory rate decrease in the United Kingdom.

We highlight these items to allow for a more meaningful comparison of financial performance between years and to provide transparency into the operating results of our business.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)
(Continued)

	12/31/2013	3/31/2014	6/30/2014	9/30/2014	12/31/2014
Assets by Segment (includes off-balance-sheet assets)
Rail North America	$4,573.5	$4,842.9	$4,929.8	$4,902.2	$4,939.9
Rail International	1,237.2	1,269.5	1,289.3	1,220.1	1,193.0
ASC	287.4	282.2	314.5	304.2	298.3
Portfolio Management	835.3	837.1	842.7	814.2	811.4
Other	120.6	121.6	118.8	118.1	88.3
Total Assets, excluding cash	$7,054.0	$7,353.3	$7,495.1	$7,358.8	$7,330.9
Capital Structure
Commercial paper and bank credit facilities,
net of unrestricted cash	$(356.1)	$(408.8)	$30.3	$(0.2)	$(137.8)
On-balance-sheet recourse debt	3,765.9	4,310.0	4,033.9	4,081.8	4,179.9
On-balance-sheet nonrecourse debt	72.6	70.1	20.5	18.1	15.9
Off-balance-sheet recourse debt	727.6	639.6	642.6	562.9	566.7
Off-balance-sheet nonrecourse debt	176.8	56.5	54.7	52.9	51.1
Capital lease obligations	8.9	7.6	7.6	6.3	6.3
Total Borrowings, net of unrestricted cash	$4,395.7	$4,675.0	$4,789.6	$4,721.8	$4,682.1
Total Recourse Debt (1)	$4,146.3	$4,548.4	$4,714.4	$4,650.8	$4,615.1
Shareholders’ Equity	$1,397.0	$1,423.2	$1,374.4	$1,331.2	$1,314.0
Recourse Leverage (2)	3.0	3.2	3.4	3.5	3.5
 _________
(1) Includes on- and off-balance-sheet recourse debt; capital lease obligations; commercial paper and bank credit facilities, net of unrestricted cash.
(2) Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets to Total Assets (Including Off-Balance-Sheet Assets), Excluding Cash:
Total Assets	$6,549.6	$7,119.0	$6,921.1	$6,816.3	$6,937.5
Less: cash	(400.0)	(461.8)	(123.3)	(73.3)	(224.4)
Add off-balance-sheet assets:
Rail North America	887.9	680.8	683.2	602.9	606.1
ASC	16.5	15.3	14.1	12.9	11.7
Total Assets, excluding cash	$7,054.0	$7,353.3	$7,495.1	$7,358.8	$7,330.9

 GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	12/31/2013	3/31/2014	6/30/2014	9/30/2014	12/31/2014
Rail North America Statistics
Lease Price Index (LPI) (1)
Average renewal lease rate change	37.1%	33.9%	36.0%	46.9%	39.2%
Average renewal term (months)	60	62	67	68	67
Fleet Rollforward (2)
Beginning balance	107,843	107,004	106,804	106,894	107,387
Cars added	1,179	486	1,174	958	835
Cars scrapped	(251)	(368)	(387)	(440)	(202)
Cars sold	(1,767)	(318)	(697)	(25)	(677)
Ending balance	107,004	106,804	106,894	107,387	107,343
Utilization	98.5%	98.5%	98.6%	98.8%	99.2%
Average active railcars	105,923	105,287	105,366	105,755	106,569
Boxcar Fleet
Ending balance	2,109	19,630	19,254	19,146	19,021
Utilization	100.0%	80.7%	90.7%	91.3%	92.7%
Rail Europe Statistics
Fleet Rollforward
Beginning balance	21,858	21,836	21,591	21,684	21,960
Cars added	313	125	409	481	657
Cars scrapped/sold	(335)	(370)	(316)	(205)	(166)
Ending balance	21,836	21,591	21,684	21,960	22,451
Utilization	96.6%	96.0%	95.6%	95.1%	95.9%
Average active railcars	21,093	20,913	20,706	20,833	21,111
Rail North America Industry Statistics
Manufacturing Capacity Utilization Index (3)	78.4%	79.1%	79.1%	79.5%	79.7%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (4)	(0.5)%	0.9%	3.2%	3.6%	3.9%
Year-over-year Change in U.S. Carloadings (chemical) (4)	0.5%	0.7%	1.4%	1.5%	1.2%
Year-over-year Change in U.S. Carloadings (petroleum) (4)	31.1%	7.1%	7.0%	12.8%	12.7%
Production Backlog at Railcar Manufacturers (5)	72,937	81,927	99,782	124,437	n/a (6)
American Steamship Company Statistics
Total Net Tons Carried (millions)	8.6	0.4	7.9	11.3	10.9
 _________
(1) GATX's Lease Price Index ("LPI") is an internally-generated business indicator that measures lease rate pricing on renewals within our North American railcar fleet, excluding the boxcar fleet. The index is calculated using the weighted average lease rate for a group of railcar types that GATX believes best represents its overall North American fleet, excluding boxcars. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate, weighted by fleet composition. The average renewal lease term is reported in months and reflects the average renewal lease term of railcar types in the LPI, weighted by fleet composition.
(2) Excludes boxcar fleet.
(3) As reported and revised by the Federal Reserve.
(4) As reported by the Association of American Railroads (AAR).
(5) As reported by the Railway Supply Institute (RSI).
(6) Not available, not published at the time of this release.